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                                                                      Exhibit 99
                                                                         2001-03
[Hecla Logo]
                                  NEWS RELEASE

                HECLA SIGNS AGREEMENT TO SELL INDUSTRIAL MINERALS
                             SUBSIDIARIES TO IMERYS

                              FOR IMMEDIATE RELEASE
                                February 27, 2001


     COEUR D'ALENE, IDAHO - Hecla Mining Company (HL & HL-PrB: NYSE) today announced it has entered into an agreement to sell its wholly owned subsidiaries, Kentucky-Tennessee Clay Company and K-T Feldspar, to Imerys USA, Inc., for a price of $62.5 million, subject to customary post-closing adjustments. The transaction includes the ball clay, kaolin and feldspar operations of Hecla, and is expected to close during the first week of April, subject to regulatory approval.

     Arthur Brown, Hecla's chairman, president and chief executive officer, said, "The proceeds from the sale of K-T Clay will be sufficient to pay off a $55 million bank debt we have coming due in April. Paying off the debt will enhance our balance sheet and give us some cash on hand."

     Hecla had earlier sued Zemex Corporation of Toronto, Canada, for refusing to close on the purchase of K-T Clay's ball clay and kaolin operations. Brown said, "Hecla is continuing the court proceeding against Zemex, seeking damages incurred from Zemex's failure to purchase K-T Clay as agreed."

     The sale of K-T Clay focuses Hecla on its 110-year heritage as a silver and gold producing company. Brown, referring to the current long cycle of depressed precious metals prices, said, "We continue to be optimistic that an upturn in precious metals prices is coming soon. Meanwhile, we are watching all expenditures very carefully, and are considering avenues of growth such as business combinations with other companies and development of exploration properties."

     Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, is one of the United States' best-known silver producers. The company also produces gold and has precious metals operations in Alaska, Idaho, Mexico and Venezuela.

     Statements made which are not historical facts, such as anticipated payments, production, sales of assets, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of



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risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, industrial minerals market conditions and project development risks. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.


           Contact:  Vicki J. Veltkamp, vice president - investor and public relations, 208/769-4144

             Hecla's Home Page can be accessed on the Internet at:
                          http://www.hecla-mining.com